Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2013
Earnings and Quarterly Dividend Payment

Morrisville, VT October 16, 2013 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the third quarter 2013 of $2.1 million, or $0.47 per share, compared to $2.0 million, or $0.44 per share, for 2012. Results for 2013 reflect a year to year increase in net interest income of $83 thousand, or 1.5%, a decrease in the provision for loan losses of $55 thousand, or 36.7%, and a decrease in noninterest expenses of $649 thousand, or 11.3%. These positive changes were partially offset by a decrease in noninterest income year over year of $702 thousand, or 24.3%. Noninterest expenses decreased year over year primarily due to a reduction of $372 thousand, or 38.4%, in Pension and employee benefits as a result of freezing the defined benefit pension plan as of October 5, 2012 partially offset by an increase in 401(k) contribution expense due to the implementation of a safe harbor provision in the 401(k) plan effective January 1, 2013, and a decrease in Other Expenses of $348 thousand, or 18.4%, which was mainly due to the $380 thousand decrease in the expense of Other Real Estate Owned.

Year to date earnings for 2013 were $5.6 million, or $1.26 per share, compared to $4.6 million, or $1.04 per share, for 2012. Net interest income improved $220 thousand, the provision for loan losses decreased $280 thousand, noninterest income decreased $497 thousand, noninterest expenses decreased $1.4 million, and the provision for income taxes increased $394 thousand.

Total loans grew to $476.1 million as of September 30, 2013 from $464.7 million as of September 30, 2012. The increase is attributable to strong residential loan demand during the last quarter of 2012 and the first nine months of 2013, and solid demand for construction and commercial real estate loans. Interest rate risk management continued to include sales of qualifying residential mortgages to the secondary market totaling $97.9 million during the first nine months of 2013 compared to sales of $87.9 million in the first nine months of 2012. Loans serviced for others grew to $310.0 million, or 27.5% as of September 30, 2013 from $243.1 million as of September 30, 2012. Total deposits reached $507.3 million compared to the prior year of $504.8 million. Total borrowings decreased to $14.2 million as of September 30, 2013 compared to $25.8 million as of September 30, 2012, or 44.9%. The Company had total capital of $46.7 million with a book value per share of $10.47 as of September 30, 2013 compared to $42.1 million and $9.45 per share at September 30, 2012.

The Board of Directors, on October 16, 2013, declared a $.01, or 4.0%, increase in the quarterly cash dividend from $.25 to $.26 per share, payable on November 7, 2013 to shareholders of record October 26, 2013.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. The Company operates 12 banking offices, a loan center and 28 ATM facilities in Vermont; 4 branches and 5 ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.